Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. PROVIDES GUIDANCE
FOR THIRD QUARTER; UPDATES UNION NEGOTIATIONS

LAFAYETTE, LOUISIANA (January 18, 2005) – Offshore Logistics, Inc. (NYSE: OLG) announced today that its third quarter financial results will be lower than most analysts’ estimates. For the three months ended December 31, 2004, based upon available information, the Company estimates that diluted earnings per share will be in the range of $0.45 to $0.51. In the comparable 2003 period, the Company earned $0.12.

A reduction in flight activity and higher costs in the Company’s Gulf of Mexico operations are the primary reasons for lower than expected results. Flight hours in the Gulf of Mexico were 9% and 4% lower, respectively, from the September 2004 and December 2003 quarters. In addition, direct expenses and depreciation increased during the trailing twelve months due to higher personnel costs and the placement of new aircraft into service.

The Company also announced that in November 2004, management made its final contract proposal to the union representing the North American pilot work force. During December 2004, the membership voted and rejected the Company’s proposal, and the union subsequently made a request to the National Mediation Board (NMB) to be released from negotiations. The Company has informed the NMB that it has no objection to the granting of a release to the union. The NMB is not obligated to grant a release and could require the parties to continue negotiating. However, if a release is granted, a thirty day cooling-off period will start, and at the end of this period, the Company and the union will be allowed to engage in self-help measures. The Company has taken steps to put contingency plans in place, including the use of contract pilots, should the union seek to engage in any self-help measures such as a strike or work stoppage. Under these circumstances, the Company believes it will be able to continue operations with limited interruptions until a new contract is entered into, however, there can be no assurance that the contingency plans will mitigate all potential service interruptions.

The Company believes the union is negotiating in bad faith and therefore, on January 13, 2005, filed a complaint in Federal district court seeking a declaratory judgment to this effect, and a permanent injunctive order compelling the union to cease its bad faith bargaining and to begin bargaining in good faith.

The Company expects to release its December 31, 2004 earnings results on February 3, 2005, after the close of the financial markets and will publish the release on its website at http://www.olog.com. The Company has scheduled its quarterly earnings conference call for February 4, 2005, at 10:00 AM Central time. Individuals wishing to access the conference call should dial either (877) 822-9020 (domestic callers) or (706) 679-7181 (international callers), approximately five to ten minutes prior to the start time. Please reference the Offshore Logistics, Inc. conference call hosted by Bill Chiles, Conference ID No. 3343168.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, estimated or implied in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements contained in this press release include, among others, the possibility that the North American Operations do not retain their current levels of flight activity and that management is unable to effectively execute its contingency plans in the event of a work action by the pilots union. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s report on Form 10-Q for the quarters ended June 30 and September 30, 2004. Copies of these may be obtained by contacting the Company or the SEC. The Company does not intend to update any of its forward-looking statements.

Investor Relations Contact:
H. Eddy Dupuis
Phone: (337) 233-1221
Fax: (337) 235-6678
investorrelations@olog.com